EXHIBIT 99.1

BIO-TECHNE ANNOUNCES INVESTMENT IN WILSON WOLF

MINNEAPOLIS, March 1, 2023 /PRNewswire/ -- Bio-Techne Corporation (NASDAQ:TECH) today announced Wilson Wolf Manufacturing has met the trailing 12-month earnings before interest, taxes, depreciation, and amortization (EBITDA) target of $55 million, triggering Bio-Techne’s initial investment in the company, which is expected to close at the end of March 2023. Bio-Techne’s $257 million investment will give the Company a 20% ownership stake in Wilson Wolf. The agreement includes the right to acquire the remaining ownership in Wilson Wolf for $1 billion upon its achievement of $226 million in trailing 12-month revenue or $136 million in EBITDA. If the remaining milestone is not met by December 31, 2027, Bio-Techne has the right to acquire Wilson Wolf for ~4.4x trailing 12-month revenue.

Wilson Wolf, headquartered in St. Paul, Minnesota, is an innovative leader in the development, and manufacture of cell production technology for use in the groundbreaking healthcare field of Cell and Gene Therapy (CGT). For every potentially lifesaving CGT discovery or therapy, immune cells must be grown outside of the patient’s body. These cells are then infused into a patient to restore their capacity to fight cancer, infections, or autoimmune diseases.

Wilson Wolf’s proprietary Gas Permeable Rapid Expansion cell production products (called “G-Rex®”) are the only products that provide immune cells with the ideal amount of oxygen and nutrients as they need it, which leads to highly capable cells. G-Rex is widely regarded as the simplest and most efficient technology for the creation of immune cells and is used by over 800 CGT entities.

In 2020, Bio-Techne, Wilson Wolf and Fresenius Kabi announced the formation of the ScaleReady™ joint venture, bringing together tools and technologies for cell culture, cell activation, gene editing and cell processing. ScaleReady is empowering the field of gene therapy by delivering a simple, scalable and versatile manufacturing platform for cell and gene therapies.

“This investment represents a great step toward our eventual full ownership of Wilson Wolf,” said Chuck Kummeth, President and Chief Executive Officer of Bio-Techne. “Wilson Wolf represents a key component of our Cell and Gene Therapy strategy, and work is already underway to develop what we believe will be a one-of-a-kind CGT manufacturing system that integrates G-Rex, our GMP proteins, and T Cell media into an FDA compliant, patient ready, production process. The acquisition of Wilson Wolf, combined with our world-renowned portfolio of cell and gene therapy workflow solutions, caps 5 years of strategic investment to position Bio-Techne as a leader in tools serving this market. I am excited about Wilson Wolf’s role in simplifying and reducing the cost of manufacturing cell therapies. Wilson Wolf has been a great partner in our ongoing collaboration through ScaleReady, and we are looking forward to further strengthening the relationship upon the achievement of the remaining milestone.”

“Bio-Techne has a deep commitment to the field of CGT, expertise in creating and making products that complement G-Rex, and an entrepreneurial mindset. They are the ideal investor for Wilson Wolf to team up with to solve the biggest problem in the field, which is the enormous amount of time and money needed to establish meaningful clinical data,” said John Wilson, CEO and Founder of Wilson Wolf.

“The problem exists because there isn’t an off-the-shelf, FDA compliant, cell manufacturing process. Nearly all CGT companies are venture backed and need to obtain meaningful clinical data before they can raise more money. As companies try to create their clinical cell manufacturing process, they easily become stalled and the delay burns through precious venture money. They need to stay solvent by raising more money, forcing companies to start clinical trials with a suboptimal manufacturing process. Invariably, this comes back to haunt them and their investors,” continued Wilson.

“Each CGT company is reinventing the wheel.  We have established proof of concept data that indicates most elements of each company’s manufacturing process can be standardized. We are working to prepackage these common elements into an off-the-shelf, standard G-Rex centric manufacturing process. It will be easy to operate, highly cost-effective, FDA compliant, and come with a CMC section that companies can plug into their Investigative New Drug (IND) applications,” said Wilson.

“When complete, our off-the-shelf solution, will be delivered through ScaleReady, and typically will enable CGT companies to save at least 2 years of time and millions of dollars on their path to meaningful clinical data. Based on discussions with customers, industry experts, and venture investors, we are confident that our off-the-shelf solution will become the new standard in the field of CGT,” concluded Wilson.

About Bio-Techne

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With thousands of products in its portfolio, Bio-Techne generated approximately $1.1 billion in net sales in fiscal 2022 and has approximately 3,000 employees worldwide. For more information on Bio-Techne and its brands, please visit http://www.bio-techne.com.

About Bio-Techne Corporation (NASDAQ:TECH)

Contact: David Clair, Vice President, Investor Relations

david.clair@bio-techne.com

612-656-4416